Exhibit 23.6
AngloGold Ashanti - 31 December 2021

Consent of Qualified Person

I, Mr. V.A. Chamberlain, Chairman of the Mineral Resource and Mineral Reserve Steering Committee, in connection with the Technical Report Summaries for each respective mining property of AngloGold Ashanti Limited (“AngloGold Ashanti”), each dated 31 December 2021 (the “Technical Report Summaries”) as required by Item 601(b)(96) of Regulation S-K and filed as exhibits to AngloGold Ashanti’s Registration Statement on Form F-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-3”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to:

●	the public filing and use of the Technical Report Summaries as exhibits to the Form F-3;

●	the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form F-3 and Technical Report Summaries; and

●
any extracts from, or summary of, the Technical Report Summaries in the Form F-3 and the use of any information derived, summarised, quoted or referenced from the Technical Report Summaries, or portions thereof, that is included or incorporated by reference into the Form F-3.

I am responsible for overseeing, and this consent pertains to, the Technical Report Summaries. I certify that I have read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summaries for which I am responsible.

Date: 1 April 2022

/s/ Mr. Vaughan Chamberlain

Mr. Vaughan Chamberlain

1 April 2022
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